Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Ron Mills
VP of Finance and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

$100.5 MILLION INVESTMENT BY MAJORITY SHAREHOLDER

FRISCO, TEXAS, March 20, 2024 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announces that its majority shareholder, Jerry Jones, has agreed to make an additional $100,450,000 equity investment in the Company through two entities he controls. The Jones entities will acquire 12,500,000 shares of common stock in the private placement at a price of $8.036 per share, which represents the average of the closing prices for the five trading days ended March 20, 2024. Closing of the transaction is subject to customary closing conditions. Following the equity investment, Jerry Jones will own approximately 67% of the Company’s common shares outstanding, up from 65% before this equity investment.

Comstock will use the proceeds from the equity investment to pay down bank debt which was partially incurred to fund several recently completed acquisitions of 200,000 net undeveloped acres in Comstock’s Western Haynesville play for $58.7 million.

About Comstock Resources:

Comstock Resources is a leading independent natural gas producer with operations focused on the development of the Haynesville Shale in North Louisiana and East Texas.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws and, unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. Information concerning the assumptions, uncertainties and risks that may affect the actual results can be found in the Company's filings with the Securities and Exchange Commission ("SEC") available on the Company's website or the SEC's website at sec.gov.